As filed with the Securities and Exchange Commission on March 22, 2011
File No. 333-144592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BURGER KING HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-3095469
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida 33126	33126
(Address of Principal Executive Offices)	(Zip Code)

BURGER KING SAVINGS PLAN
(Full title of the plan)

Anne Chwat, Esq.
General Counsel
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(Name and address of agent for service)
Telephone: (305) 378-3000
(Telephone number, including area code, of agent for service)

Copies to:
Kara L. MacCullough, Esq.
Holland & Knight LLP
701 Brickell Avenue
Miami, FL 33131
Telephone: (305) 374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-144592, of Burger King Holdings, Inc. (the “Company”), filed with the Securities and Exchange Commission on July 16, 2007. The Registration Statement pertains to the registration of an aggregate of 1,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable under the Burger King Savings Plan and an indeterminate amount of interests (the “Interests”) to be offered or sold pursuant to the Burger King Savings Plan. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares and Interests issuable pursuant to the Registration Statement.
     On October 19, 2010, pursuant to the Agreement and Plan of Merger, dated as of September 2, 2010, among the Company, Burger King Worldwide Holdings, Inc. (formerly known as Blue Acquisition Holding Corporation), a Delaware corporation (“Parent”), and Blue Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).
     As a result of the Merger, the offerings of the Company’s Shares pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 22 day of March, 2011.

BURGER KING HOLDINGS, INC.
By:	/s/ Bernardo Hees
	Name:	Bernardo Hees
	Title:	Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bernardo Hees	Chief Executive Officer and Director	March 22, 2011
Bernardo Hees

/s/ Daniel Schwartz	Chief Financial Officer	March 22, 2011
Daniel Schwartz	(Principal Financial Officer)

/s/ David Chojnowski	SVP, Chief Accounting Officer	March 22, 2011
David Chojnowski	(Principal Accounting Officer)

/s/ Alexandre Behring	Co-Chairman of the Board of Directors	March 22, 2011
Alexandre Behring

/s/ John W. Chidsey	Co-Chairman of the Board of Directors	March 22, 2011
John W. Chidsey

/s/ Paul J. Fribourg	Director	March 22, 2011
Paul J. Fribourg

/s/ Peter Harf	Director	March 22, 2011
Peter Harf

/s/ Marcel Herrmann Telles	Director	March 22, 2011
Marcel Herrmann Telles

/s/ Carlos Alberto Sicupira	Director	March 22, 2011
Carlos Alberto Sicupira

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 22 day of March, 2011.

BURGER KING SAVINGS PLAN
By:	Burger King Corporation Benefits Committee

By:	/s/ Susan Kunreuther
	Name:	Susan Kunreuther
	Title:	VP, Total Rewards